Exhibit 10.11
Pathward Financial, Inc. and Pathward, N.A.
Amended and Restated Executive Severance Pay Plan
OVERVIEW
Purpose
The Amended and Restated Executive Severance Pay Plan (the “Plan”), as originally adopted on January 3, 2025 and subsequently amended and restated on November 10, 2025 (the “Effective Date”), provides temporary pay continuation and other benefits (collectively, “Severance Benefits”), to ease the transition of eligible employees who are involuntarily terminated from employment without Cause from Pathward Financial, Inc. and/or Pathward, N.A. (together, the “Company”). The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to meet all applicable requirements of ERISA and regulations thereunder, as in effect from time to time. The Plan is intended to be and shall be administered and maintained as an unfunded “welfare plan” under Section 3(1) of ERISA, and is intended to be exempt from the reporting and disclosure requirements of ERISA as an unfunded welfare plan for a select group of management or highly compensated employees.
Eligibility
The employees of the Company eligible to participate in the Plan are (i) the Company’s Chief Executive Officer (“CEO”), (ii) the Company’s President, (iii) each of the Company’s Executive Vice Presidents who sit on the Executive Committee, and (iv) any other select employees identified by the CEO and approved by the Compensation Committee (collectively, the “Participants”).
SEVERANCE BENEFITS
In the event a Participant is involuntarily terminated from employment without Cause, the Participant will be eligible for Severance Benefits, which consist of Severance Pay, COBRA Premiums Payment, Outplacement Benefits, and Equity Award Protection, subject to the terms and conditions of this Plan.
The amount, form, and timeframe for the payment of such Severance Benefits is determined according to (i) whether the termination of employment without Cause is Related to a Change-in-Control, and (ii) the Participant’s position as of the Separation Date.
Termination of Employment without Cause Not Related to a Change-In-Control
For the CEO, the Severance Benefits for an involuntary termination of employment without Cause not Related to a Change-in-Control shall be as follows:
•Severance Pay: An amount equal to two (2) times the Participant’s Salary.

Exhibit 10.11
•COBRA Premiums Payment: An amount equal to twenty-four (24) times the Participant’s Monthly COBRA Premiums.

•Outplacement Benefits: Up to $10,000, payable upon submission of receipts after the Revocation Period.

•Equity Award Protection: For equity awards granted prior to the Effective Date, continued vesting per schedule, with performance-conditioned restricted stock awards and performance share units vesting based on actual performance for the full performance period, provided that the Separation Date is more than six (6) months after the first day of the fiscal year in which the award was granted. For equity awards other than performance share units, including performance-conditioned restricted stock awards and time-vesting restricted stock units, granted on or after the Effective Date, continued vesting per schedule, provided that the Separation Date is more than six (6) months after the first day of the fiscal year in which the award was granted. For performance share units granted on or after the Effective Date, pro-rata vesting, calculated by multiplying the Participant’s total number of shares earned based on actual performance for the full performance period by a fraction, the numerator of which is the number of days in the performance period through the Separation Date and the denominator of which is the total number of days in the performance period, provided that the Separation Date is more than six (6) months after the first day of the fiscal year in which the award was granted. Equity awards granted during the applicable fiscal year less than six (6) months before the Separation Date are cancelled and forfeited.
For any other Participant, the Severance Benefits for an involuntary termination of employment without Cause not Related to a Change-in-Control shall be as follows:
•Severance Pay: An amount equal to one (1) times the Participant’s Salary.
•COBRA Premiums Payment: An amount equal to twelve (12) times the Participant’s Monthly COBRA Premiums.
•Outplacement Benefits: Up to $10,000, payable upon submission of receipts after the Revocation Period.
•Equity Award Protection: For equity awards granted prior to the Effective Date, continued vesting per schedule, with performance-conditioned restricted stock awards and performance share units vesting based on actual performance for the full performance period, provided that the Separation Date is more than six (6) months after the first day of the fiscal year in which the award was granted. For equity awards other than performance share units, including performance-conditioned restricted stock awards and time-vesting restricted stock units, granted on or after the Effective Date, continued vesting per schedule, provided that the Separation Date is more than six (6) months after the first day of the fiscal year in which the award was granted. For

Exhibit 10.11
performance share units granted on or after the Effective Date, pro-rata vesting, calculated by multiplying the Participant’s total number of shares earned based on actual performance for the full performance period by a fraction, the numerator of which is the number of days in the performance period through the Separation Date and the denominator of which is the total number of days in the performance period, provided that the Separation Date is more than six (6) months after the first day of the fiscal year in which the award was granted. Equity awards granted during the applicable fiscal year less than six (6) months before the Separation Date are cancelled and forfeited.
For the avoidance of doubt, if the Participant is eligible for Retirement (as defined in the Participant’s award agreement) upon the Participant’s involuntary termination of employment without Cause not Related to a Change-in-Control and the treatment of the award under the award agreement is better than the Equity Award Protection provided for in this Plan (e.g., if the award agreement provides full rather than prorated vesting for Retirement), then the better treatment under the award agreement shall govern.
The Severance Pay and COBRA Premiums Payment are payable in substantially equal consecutive installments over twenty-four (24) months for the CEO and twelve (12) months for other Participants. Any installment payments will be paid on the Company’s normal payroll dates, less standard withholding and deductions as elected by the Participant or required by applicable law. The first payment will not be made until the Release becomes effective (and no later than seventy-five (75) days after the Separation Date), with a catch-up payment for any amounts that would have been paid on payroll dates following the Separation Date and prior to the date the Release becomes effective.
Termination of Employment without Cause Related to a Change-In-Control
For the CEO, the Severance Benefits for an involuntary termination of employment without Cause Related to a Change-in-Control shall be as follows:
•Severance Pay: An amount equal to two (2) times the sum of the Participant’s Salary and Target Annual Cash Bonus.
•COBRA Premiums Payment: An amount equal to twenty-four (24) times the Participant’s Monthly COBRA Premiums.
•Outplacement Benefits: Up to $10,000, payable upon submission of receipts after the Revocation Period.
•Equity Award Protection: Immediate full vesting of all outstanding equity awards. Any such awards with performance-based vesting conditions will be deemed to have been earned based upon the greater of: (a) an assumed achievement of all relevant performance goals at the target level, or (b) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change-in-Control.

Exhibit 10.11
For any other Participant, the Severance Benefits for an involuntary termination of employment without Cause Related to a Change-in-Control shall be as follows:
•Severance Pay: An amount equal to one (1) times the sum of the Participant’s Salary and Target Annual Cash Bonus.
•COBRA Premiums Payment: An amount equal to twelve (12) times the Participant’s Monthly COBRA Premiums.
•Outplacement Benefits: Up to $10,000, payable upon submission of receipts after the Revocation Period.
•Equity Award Protection: Immediate full vesting of all outstanding equity awards. Any such awards with performance-based vesting conditions will be deemed to have been earned based upon the greater of: (a) an assumed achievement of all relevant performance goals at the target level, or (b) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change-in-Control.
The Severance Pay and COBRA Premiums Payment are payable as a lump sum payment as soon as practicable following the Revocation Period (and no later than seventy-five (75) days after the Separation Date), except as required by applicable law.
Coordination with Omnibus Incentive Plan
The vesting of any outstanding equity awards under the Omnibus Incentive Plan will be determined according to the terms and provisions of the Omnibus Incentive Plan and applicable award agreements, provided that such vesting shall be no less favorable than the Equity Award Protection treatment provided above.
Conditions to Receiving Severance Benefits
Participants are only entitled to receive Severance Benefits if they properly execute and return a Release within twenty-one (21) days after their Separation Date (or such longer period as may be required by applicable law) in a format provided by the Company, and do not revoke the Release during any applicable Revocation Period.
The Release contains additional terms and conditions regarding receipt of Severance Benefits, which are incorporated in this Plan by reference, including non-disparagement covenants and a twelve (12) month non-solicitation covenant that covers customers, employees, and third-party relationships, where permitted by law. Failure or refusal to comply with the additional terms and conditions in the Release shall constitute grounds for the Plan Administrator to deny Severance Benefits.
CLAIMS AND APPEALS PROCEDURES

Exhibit 10.11
Filing a Claim for Benefits
Severance Benefits are provided automatically to Participants who are determined by the Plan Administrator to satisfy the terms and conditions of the Plan.
However, in the event a Participant does not receive the benefits to which they believe they are entitled, the Participant or their authorized representative (collectively, the “Claimant”) may submit a written claim for benefits to the Plan Administrator within sixty (60) days after the Participant’s Separation Date.
Claims should be sent to the Plan Administrator at the following address:
Pathward Financial, Inc.
5501 S. Broadband Lane
Sioux Falls, SD 57108
Attn: Board of Directors, Chair of the Compensation Committee
The Plan Administrator (or its delegate) will take into account all relevant materials submitted by the Claimant in support of the claim. The Plan Administrator will generally notify the Claimant of their decision within ninety (90) days after they receive the claim. However, if the Plan Administrator determines that special circumstances require an extension of time to decide the claim, they may obtain an additional ninety (90) days to decide the claim. Before obtaining this extension, the Plan Administrator will notify the Claimant in writing, and before the end of the initial ninety (90) day period, of the special circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.
If the claim is denied in whole or in part, the Plan Administrator will provide the Claimant with a written notice which explains the following:
•the specific reason or reasons for the denial of the claim;
•references to the specific Plan provisions upon which the decision is based;
•a description of any additional material or information which might be helpful to decide the claim (including an explanation of why that information may be necessary); and
•a description of the Plan’s appeals procedures and applicable filing deadlines, including a statement of the right to bring a civil legal action under ERISA if the claim continues to be denied on review.
Appealing a Denied Claim
If the claim is denied and the Claimant disagrees with the decision reached by the Plan Administrator, the Claimant may submit a written appeal requesting a review of the decision. The written appeal must be submitted within sixty (60) days of receiving the initial adverse decision. The appeal should clearly state the reason or reasons why the Claimant disagrees with the Plan Administrator’s decision. The Claimant may submit written comments, documents, records and other information relating to the claim even if such information was not submitted

Exhibit 10.11
in connection with the initial claim for benefits. Additionally, upon request and free of charge, the Claimant may have reasonable access to and copies of all Plan documents, records and other information relevant to the claim.
The Plan Administrator’s review of the denied claim will take into account all relevant comments, documents, records and other information that the Claimant submitted relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.
The Plan Administrator will generally notify the Claimant of its decision on appeal within sixty (60) days after the appeal is received, unless special circumstances require an extension of time for processing, in which event a decision shall be rendered as soon as possible, but in no event later than one hundred twenty (120) days after such receipt. The Plan Administrator’s decision will be in writing.
If the appeal is denied in whole or in part, the Plan Administrator will provide the Claimant with a written notice which explains the following:
•the specific reason or reasons for the denial of the appeal;
•references to the specific Plan provisions upon which the decision is based;
•a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to the claim; and
•a statement describing the voluntary alternative dispute resolution options that may be available by contacting the U.S. Department of Labor, and a statement describing the Claimant’s right to bring a civil legal action under Section 502(a) of ERISA.
Statute of Limitation and Exhaustion of Administrative Remedies
All claims for benefits must be submitted by the claims filing deadline specified above.
The Claimant may not commence a judicial proceeding against any person, including the Plan, a Plan fiduciary, the Plan Administrator, the Company, or any other person, with respect to a claim for benefits without first exhausting the claims procedures set forth above. A Claimant who has exhausted these procedures and is dissatisfied with the decision on appeal of a denied claim may bring an action under Section 502 of ERISA in an appropriate court to review the Plan Administrator’s decision on appeal, but only if such action is commenced no later than the first anniversary of the decision on appeal.
MISCELLANEOUS TERMS
Taxes
The Company shall have authority to withhold or cause to have withheld applicable income and payroll taxes from any payments made under the Plan to the extent required by law. The

Exhibit 10.11
Participant is responsible for payment of all taxes on Severance Benefits where withholdings are inadequate to cover the applicable taxes.
Internal Revenue Code Section 409A Compliance
This Plan will be interpreted to ensure that any payments to a Participant under the Plan are exempt from, or comply with, Internal Revenue Code Section 409A (“Section 409A”); provided, however, that nothing in this Plan will be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from any Participant to the Company or any other individual or entity.
Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each such payment will be considered to be a separate payment for purposes of Section 409A. If, upon separation from service, a Participant is a “specified employee” within the meaning of Section 409A, any payment to such Participant that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service (to the extent required by Section 409A).
If the period during which a Participant has discretion to execute or revoke a Release straddles two calendar years, the Company will make the payments that are conditioned upon the Release no earlier than January 1 of the second of such calendar years, regardless of which taxable year such Participant actually delivers the executed release to the Company.
Parachute Payments
Notwithstanding anything in this Plan to the contrary, if any payments or benefits received or to be received by a Participant under this Plan or any other plan, arrangement or agreement (all such payments referred to herein as “Parachute Payments”) constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and would, but for this “Parachute Payments” section, be subject to the excise tax imposed under Internal Revenue Code Section 4999 (the “Excise Tax”), then prior to making the Parachute Payments, a calculation shall be made comparing (x) the Net Benefit to the Participant of the Parachute Payments after payment of the Excise Tax to (y) the Net Benefit to the Participant if the Parachute Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (x) is less than the amount under (y) will the Parachute Payments be reduced to the minimum extent necessary to ensure that no portion of the Parachute Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Parachute Payments net of all federal, state, local, foreign income, employment, and excise taxes.
Any reduction made pursuant to this section shall be made in a manner determined solely by the Company that is consistent with the requirements under Section 409A. All calculations and determinations under this section shall be made by an independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Participant for these purposes. For

Exhibit 10.11
purposes of making the calculations and determinations required by this section, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Internal Revenue Code Sections 280G and 4999. The Company and the Participant shall furnish to Tax Counsel such information and documents as Tax Counsel may reasonably request in order to make its determinations under this section. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
Funding
The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA. All Severance Benefits payable pursuant to the Plan shall be paid or provided by the Company from its general assets. The Plan is not intended to be a pension plan as described in Section 3(2)(A) of ERISA.
Amendment and Termination
The Company reserves the right, in its sole and absolute discretion, to amend, modify or terminate the Plan, in whole or in part, at any time and for any reason.
Severability
Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
Anti-Alienation
The rights of a Participant under the Plan are personal. No interest of a Participant under the Plan may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way. A Participant’s rights under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.
Choice of Law and Forum
This Plan shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the state of South Dakota, without reference to principles of conflict of laws. For the purposes of any suit, action, or other proceeding arising out of this Plan, the Company and each Participant: (i) agree to submit to the exclusive jurisdiction of the federal or state courts located in Sioux Falls, South Dakota, (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.

Exhibit 10.11
GLOSSARY
Board: The Board of Directors of Pathward Financial, Inc.
Cause: When a Participant has, in the reasonable determination of the Compensation Committee:
1.continuously failed to substantially perform the employee’s duties to the Company (other than as a result of incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to them by the CEO or the Board that specifically identifies the manner in which the CEO or the Board believes that the employee has not substantially performed its duties;
2.engaged in illegal acts, gross negligence, or willful misconduct which causes material injury to the Company;
3.materially breached any Company policy; or
4.consistently failed to meet reasonable performance expectations (other than as a result of incapacity due to mental or physical illness) after a written notice for substantial performance is delivered to them by the CEO or Board that specifically identifies the manner in which the CEO or the Board believes that the employee has consistently failed to meet reasonable performance expectations and they have failed to resume diligent performance of their duties to the reasonable satisfaction of the CEO or Board within ninety (90) days of receiving such notice.
Change-in-Control: A “change of control” as defined in Section 409A, as follows:
1.a change in the ownership of the Corporation;
2.a change in the effective control of the Corporation; or
3.a change in the ownership of a substantial portion of the assets of the Corporation.
Change in ownership of the Corporation: A person or more than one person acquires more than 50% of the total fair market value and total voting power of the Corporation.
Change in the effective control of the Corporation: A person or group of people acquires 30% or more of the total voting power; or a majority of the members of the Corporation's board of directors is replaced during any 12-month period, and whose appointment or election is not endorsed by a majority of the members of the Corporation’s board of directors before the date of the appointment or election.
Change in the ownership of a substantial portion of the Corporation's assets: A person or group of people acquires assets with a total gross fair market value of 40% of the total gross fair market value of all assets of the Corporation immediately before such acquisition. The 40% requirement can be increased as desired by the Corporation.
Compensation Committee: The Compensation Committee of the Board.
Corporation: This is (1) the corporation for whom the Participant is performing services at the time of the Change-in-Control; (2) the corporation that is liable for the payment of the deferred

Exhibit 10.11
compensation; or (3) a corporation that is a majority shareholder of a corporation identified in either (1) or (2) above.
Monthly COBRA Premiums: The aggregate monthly amount of premiums for continuation coverage as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a Participant and any applicable eligible dependents under any medical-only group health plan of the Company in which the Participant and, as applicable, any eligible dependents participate immediately before the Separation Date (determined regardless as to whether the Participant or eligible dependents actually elect COBRA coverage in connection with loss of coverage following the Separation Date).
Omnibus Incentive Plan: The Pathward Financial, Inc. 2023 Omnibus Incentive Plan, as may be amended, restated, and/or replaced from time to time.
Outplacement Benefit: A cash amount provided by the Company to assist the Participant in transitioning to a new career elsewhere. Examples of outplacement benefits available from external sources include job coaching, or assistance with resume writing, preparing for interviews, networking, and other tactics to find a new position elsewhere.
Participant: An eligible employee or former employee who is covered by this Plan.
Plan Administrator: The Plan Administrator is the Compensation Committee. The Plan Administrator has been delegated all powers and discretion necessary to administer the Plan and to control its operation by the Plan Administrator and may delegate responsibilities to other committees. In this regard, the Plan Administrator reserves the right to interpret the Plan on a fully discretionary basis and to take any action, or decline to take any action, in relation to the administration or interpretation of the Plan including, but not limited to, determining Participant eligibility and the amount of any Severance Benefits to be paid under the Plan. Without limiting the foregoing authority, the Plan Administrator has the ultimate authority to interpret, apply, and resolve any discrepancies or disputes under the Plan.
Related to a Change-in-Control: A Participant’s involuntary termination of employment without Cause is Related to a Change-in-Control if the Separation Date occurs on any day during the period beginning on the closing of the Change-in-Control and ending on the second anniversary of such closing. Any involuntary termination of employment without Cause that occurs at any other time is treated as not Related to a Change-in-Control.
Release: An agreement between the Participant and the Company, which includes a waiver and general release of claims, as well as non-disparagement covenants and a twelve (12) month non-solicitation covenant that covers customers, employees, and third-party relationships, where permitted by law. The Release may contain additional terms and conditions for receipt of Severance Benefits, and it is therefore incorporated into this Plan by reference. The form of Release to be used under the Plan may be amended from time to time by the Plan Administrator.

Exhibit 10.11
Revocation Period: A period of seven (7) calendar days during which a Participant may revoke the Participant’s executed Release after returning it to the Company.
Salary: A Participant’s annualized pre-tax rate of base salary in effect immediately before the Participant’s Separation Date.
Separation Date: For purposes of calculating a Participant’s Severance Pay, the Separation Date is the last official workday for which the Participant receives pay for performing services for the Company, and specifically excludes any period during which an employee receives Severance Pay.
Severance Pay: The monetary wage replacement benefit provided under this Plan. Regardless of the amount of a Participant’s Severance Pay, such benefit may be reduced by: (1) the amount of other severance or termination payments (if any) payable by the Company to the Participant under an employment contract or other arrangement on account of their employment with the Company; and (2) any payments required to be paid by the Company to the Participant under any federal or state law, including without limitation the Worker Adjustment Retraining Notification Act of 1988, as amended (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation).
Severance Benefits: The combination of Severance Pay, COBRA Premiums Payment, Outplacement Benefits, and Equity Award Protection provided to Participants who are involuntarily terminated without Cause.
Target Annual Cash Bonus: The amount of annual cash bonus a Participant would have been eligible to earn for the fiscal year of the Company in which the Separation Date occurs assuming target performance of all relevant performance criteria and assuming that the Participant’s employment had not been terminated.